Exhibit 99.1

HOTEL101 PROGRESSES TOWARDS NASDAQ LISTING

U.S. SEC DECLARES FORM F-4 SEC REGISTRATION EFFECTIVE

Singapore, June 2, 2025 -- Hotel101 Global Holdings Corp. (“Hotel101” or “HBNB”) and JVSPAC Acquisition Corp. (NASDAQ: JVSA) (“JVSPAC”) announced today that the United States Securities and Exchange Commission (“SEC”) has declared effective Hotel101’s registration statement on Form F-4 filed with the SEC in connection with the previously announced business combination agreement between Hotel101 and JVSPAC.

JVSPAC has scheduled the Extraordinary General Meeting of Shareholders (“EGM”) on June 24, 2025 to vote on the proposed business combination with Hotel101.

The business combination values Hotel101 at an equity value of US$2.3 billion. The closing of the business combination is expected to occur as soon as possible, subject to regulatory and shareholder approvals and other customary closing conditions. Upon listing, the combined company will operate as Hotel101 Global Holdings Corp. and trade under the ticker symbol “HBNB”. Once listed, Hotel101 will become the first Filipino-owned company to be listed and traded on Nasdaq. Hotel101 is a subsidiary of Philippine-listed DoubleDragon Corporation (PSE: DD).

Hannah Yulo-Luccini, CEO of Hotel101, said:

“This significant step towards Hotel101’s U.S. listing brings us closer to our vision of becoming the world’s first truly global one-room hotel chain. Our asset-light, prop-tech hospitality platform is built for efficiency and scalability, offering a globally standardized ‘condotel’ model that empowers individual real estate unit ownership in the hospitality sector while enhancing the guest experience. This innovative approach creates a dual revenue stream – first, through the pre-sale of hotel units to individual unit owners, and then through long-term management and operations contracts. As we expand into key markets, including Japan and the U.S., we are taking a pivotal step through this listing that will help scale our model globally and redefine the global hospitality experience.”

Edgar “Injap” Sia II, Chairman and CEO of DoubleDragon Corporation and Founder of Hotel101, said:

“Hotel101 was built on a bold vision – to create an entirely new category of hotel that combines efficiency, predictability and scalability in a way that has never been done before. With its unique and novel concept, we believe Hotel101 has significant potential to successfully expand globally. We expect this to have a network effect that will further elevate the brand and benefit all stakeholders within its ecosystem. As the global middle class continues to expand, we see an extraordinary opportunity to disrupt the industry with a model designed for rapid international growth. With DoubleDragon’s deep experience in real estate and high-growth businesses, we are fully committed to supporting Hotel101 as it makes its mark on the global stage, becoming the first Filipino-owned company to be listed and traded on Nasdaq.”

Hotel101 is an asset-light, prop-tech hospitality platform pioneering a globally standardized “condotel” business model.

Hotel101’s management believes that Hotel101’s global “one room” hotel chain model is poised to disrupt the hospitality industry by offering identical, standardized hotel rooms globally. In standardization, Hotel101 sees a global opportunity in the hospitality space that brings enhanced efficiency, especially for the value segment, enabling customers to know exactly what to expect whenever they stay at a Hotel101 property.

With identical hotel units, Hotel101 streamlines development, operations, and guest experiences. Hotel101’s proprietary app, which has over one million registered users, serves as a centralized platform for reservations, guest services, and loyalty programs. It adopts dynamic pricing for room rates and offers self-check in, made efficient by the availability of just one type of room. Hotel101 expects to set a new standard for efficiency, predictability, and scalability, creating sustained value for customers globally.

Hotel101’s asset-light ‘condotel’ business model is designed to scale efficiently while maximizing value for both unit owners and guests. Hotel101 generates revenue twice: first, from the pre-selling of individual hotel units during the construction phase; and second, from long-term recurring revenue derived from day-to-day hotel operations following completion of the units. By pre-selling standardized hotel units, Hotel101 generates upfront capital to fund new developments and expand rapidly. Its long-term management contracts with unit owners create a stable and recurring revenue stream.

Hotel101 aims to bridge the gap between traditional hotels and fragmented hospitality marketplaces. Unlike traditional hotel chains that require significant capital investment to scale or marketplace aggregators that lack consistency and branding, Hotel101’s model provides individual condominium unit owners with direct hotel unit ownership while maintaining the brand consistency and professional management of a global hotel chain. Hotel101’s management believes that its properties will also receive arguably higher acceptance in the communities where they operate as all Hotel101 properties are purposely built as hospitality assets.

Hotel101’s management also believes that under this asset-light business model, Hotel101 properties are efficient to build, maintain, and operate – as well as scale and expand through direct development, joint venture partnerships, and franchise arrangements. Building on the success of Hotel101-branded properties in the Philippines – where there are two operating properties and a number under development – and Hotel101’s ongoing international expansion to Japan, Spain, and the U.S., management believes that a Nasdaq listing will provide Hotel101 with access to public capital markets and help accelerate its global expansion plans.

Hotel101 has access to a global marketing distribution platform with five international marketing offices and a wide network of partner agencies across key markets. Hotel101’s long term vision is to establish a global footprint in 100 countries worldwide, with an initial 25 identified priority countries for the medium term.

Albert Wong, Chairman, JVSPAC Acquisition Corporation, said:

“The SEC’s declaration of effectiveness is an important step toward the successful completion of the business combination between JVSPAC and Hotel101. Hotel101’s innovative approach to hospitality has the potential to completely redefine the mid-market segment, while presenting a compelling opportunity for rapidly scalable, long-term growth. We look forward to supporting Hotel101 as it executes its global expansion strategy and enters the public markets.”

About DoubleDragon Corporation

DoubleDragon Corporation currently has total assets of over US$3.8 billion, with a portfolio that spans over one million square meters of gross floor area principally from provincial community malls, a string of office buildings, a chain of industrial warehouse complexes and its chain of hotels.

DoubleDragon Corporation has been listed on the Philippine Stock Exchange since 2014 and is controlled by two entities that own a combined 70% majority stake: Injap Investments Inc., which is a private family holding company led by Filipino Entrepreneur Edgar “Injap” Sia II, who is also the Chairman of MerryMart Consumer Corp, and Founder of Mang Inasal, one of the largest QSR fast food chains in the Philippines which is now under Jollibee Foods Corp.; and Honeystar Holdings Corp., which is a private family holding company led by Filipino Entrepreneur Tony Tan Caktiong, who is also the Chairman and Founder of the global QSR fast food chain Jollibee Foods Corp. Jollibee is the largest fast food QSR company in the Philippines and one of the largest globally through its portfolio of food brands with over 9,900 branches worldwide. Jollibee Foods Corp. currently has a market capitalization of over US$4.7 billion.

About JVSPAC Acquisition Corporation

JVSPAC Acquisition Corporation is a blank check company incorporated for the purpose of effecting a business combination (Special Purpose Acquisition Company). Listed on the Nasdaq, JVSPAC is led by Chairman and CEO Mr. Albert Wong. Mr. Wong has over two decades of experience in management, investment, marketing and capital markets with a focus on capital raising, special situation advisory, portfolio and project management, and execution. Since 2010, Mr. Wong has been the CEO and Director of Kingsway Group Holdings, a distribution conglomerate with luxury products ranging from yachts, automotive and prestige lifestyle solutions. Kingsway is the sole distributor of Lamborghini in Hong Kong, Macau and Guangzhou. Kingsway is also the sole distributor of Koenigsegg Automotive, Rimac Automobili and Bugatti Automobiles for China (including Hong Kong and Macau). In addition, Kingsway works with Tesla Inc in the aftersales servicing business. Mr. Wong is also co-founder of JVSakk Group and has been its Executive Director since 2010. JVSakk Group is a Hong Kong-based financial firm providing services in securities brokerage, asset, and fund management. They are also a licensed insurance broker and real estate agency in Hong Kong. Mr. Wong is responsible for overseeing growth, strategy, and investment decisions, and as of December 2024, JVSakk Group has approximately HK$6 billion in assets under management. Since 2014, Mr. Wong has been a member of the Advisory and Operating Committee of Isola Capital Group, an asset management and family office platform servicing shareholders and investors to access proprietary investment opportunities and asset management solutions.

Forward Looking Statements

This press release includes “forward-looking statements” which may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the estimated equity value of the combined company, Hotel101’s ability to scale and grow its business, the advantages and expected growth of the combined company, the combined company’s ability to source and retain talent, the cash position of the combined company following closing of the Transaction, JVSPAC’s and Hotel101’s ability to consummate the Transaction, and expectations related to the terms and timing of the Transaction, as applicable. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of JVSPAC’s and Hotel101’s management and are not predictions of actual performance.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of JVSPAC and Hotel101. These forward-looking statements are subject to a number of risks and uncertainties, including the ability of JVSPAC and Hotel101 to successfully or timely consummate the proposed Transaction, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed Transaction or approval of the shareholders of JVSPAC or Hotel101; failure to realize the anticipated benefits of the proposed Transaction; the combined company’s ability to execute on its business model, potential business expansion opportunities in foreign countries and growth strategies, retain and expand customers’ use of its hotel services and attract new customers, and source and maintain talent; risks relating to the combined company’s sources of cash and cash resources; risks relating to Hotel101’s business; risks relating to JVSPAC’s and the combined company’s vulnerability to security breaches; risks relating to the combined company’s ability to manage future growth; the effects of competition on the combined company’s future business; the amount of redemption requests made by JVSPAC’s public shareholders; the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries involving the parties to the Transaction; the impact of the COVID-19 pandemic on Hotel101’s or the combined company’s business and the global economy; and those factors discussed in JVSPAC’s final prospectus related to its initial public offering dated January 18, 2024, under the heading “Risk Factors,” in JVSPAC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 under the heading “Risk Factors” filed with the SEC on March 11, 2025 and other documents filed, or to be filed, by JVSPAC with the SEC. If any of these risks materializes or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither JVSPAC nor Hotel101 presently knows or that JVSPAC and Hotel101 currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect JVSPAC’s and Hotel101’s expectations, plans or forecasts of future events and views as of the date of this press release. JVSPAC and Hotel101 anticipate that subsequent events and developments will cause JVSPAC’s and Hotel101’s assessments to change. However, while JVSPAC and Hotel101 may elect to update these forward-looking statements at some point in the future, JVSPAC and Hotel101 specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing JVSPAC’s and Hotel101’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Important Information About the Proposed Transaction and Where to Find It

The proposed Transaction will be submitted to shareholders of JVSPAC for their consideration and approval. JVSPAC and Hotel101 have filed with the SEC a registration statement (the “Registration Statement”) containing a proxy statement to be distributed to JVSPAC’s shareholders in connection with JVSPAC’s solicitation for proxies for the vote by JVSPAC’s shareholders on the proposed Transaction and other matters as described in the Registration Statement, as well as a prospectus relating to the offer of the securities to be issued to Hotel101’s shareholders in connection with the completion of the proposed Transaction. JVSPAC will mail a definitive proxy statement and other relevant documents to its shareholders as of the record date established for voting on the proposed Transaction. JVSPAC’s shareholders and other interested persons are advised to read the definitive proxy statement/prospectus, once available, in connection with JVSPAC’s solicitation of proxies for its special meeting of shareholders to be held to approve, among other things, the proposed Transaction, because these documents contain important information about JVSPAC, Hotel101 and the proposed Transaction. Shareholders may also obtain a copy of the definitive proxy statement as well as other documents filed with the SEC regarding the proposed Transaction and other documents filed with the SEC by JVSPAC, without charge, at the SEC’s website located at www.sec.gov or by directing a request to JVSPAC at G/F Hang Tak Building, 1 Electric Street, Wan Chai, Hong Kong.

Participants in the Solicitation

JVSPAC, DoubleDragon Corporation, Hotel101, and their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from JVSPAC’s shareholders in connection with the proposed Transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of JVSPAC’s shareholders in connection with the proposed Transaction are set forth in the proxy statement/prospectus contained in the Registration Statement which was declared effective by the SEC on June 2, 2025. You can find more information about JVSPAC’s directors and executive officers in JVSPAC’s final prospectus related to its initial public offering dated January 18, 2024. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests can be found in the proxy statement/prospectus contained in the Registration Statement. Shareholders, potential investors and other interested persons should read carefully the definitive proxy statement/prospectus, once available, before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction

Contacts

Brunswick Group - Hotel101@brunswickgroup.com

+++